Exhibit 99.1

TESTQUEST, INC.

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors and Stockholders

TestQuest, Inc.

We have audited the accompanying consolidated balance sheet of TestQuest Inc. (the Company) as of September 30, 2008 and the related consolidated statements of operations, stockholders’ equity and cash flows for the nine months ended September 30, 2008. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of TestQuest Inc. as of September 30, 2008, and the results of its operations and cash flows for the nine months ended September 30, 2008 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that TestQuest, Inc. will continue as a going concern. As more fully described in Note 2 to the consolidated financial statements, the Company entered into an Asset Purchase Agreement on November 18, 2008 that resulted in the sale of substantially all of its assets and the assumption of certain liabilities. The Company has incurred recurring operating losses, an accumulated and total stockholders’ deficit and a working capital deficiency. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

As discussed in Notes 1 and 5 of the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 157, “fair value measurements”.

/s/    Moss Adams LLP

Seattle, Washington

June 19, 2009

TESTQUEST, INC

CONSOLIDATED BALANCE SHEET

(In thousands, except share and per share amounts)

September 30, 2008
ASSETS
Current assets:
Cash	$135
Accounts receivable	699
Prepaid expenses and other current assets	79

Total current assets	913
Non-current assets	50

Total assets	$963

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$586
Accrued expenses	1,179
Deferred revenue	889
Bank debt	1,857
Subordinated bridge notes payable	20,283
Capital lease obligations	162

Total current liabilities	24,956

Commitments and contingencies (Note 7)

Stockholders’ deficit:
Preferred stock:
Series 1-A, $.001 par value: 2,944,658 shares authorized, issued and outstanding, and a liquidation preference of $3,693,000	3
Series 1-B, $.001 par value: 1,212,025 shares authorized, 1,146,881 shares issued and outstanding, and a liquidation preference of $4,679,000	1
Series 2, $.001 par value: 25,843,317 shares authorized, 15,139,283 shares issued and outstanding, and a liquidation preference of $7,500,000	15
Common stock, $.001 par value: 50,000,000 shares authorized; 5,488,998 shares issued and outstanding	5
Additional paid-in capital	46,861
Accumulated deficit	(70,878)

Total stockholders’ deficit	(23,993)

Total liabilities and stockholders’ deficit	$963

See Notes to Consolidated Financial Statements.

TESTQUEST, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands)

Nine Months Ended September 30, 2008
Revenue:
Software	$3,875
Service	343

Total revenue	4,218

Cost of revenue:
Software	269
Service	35

Total cost of revenue	304

Gross profit	3,914

Operating expenses:
Selling, general and administrative	1,088
Research and development	2,674

Total operating expenses	3,762

Income from operations	152
Interest expense and other, net	(954)
Change in fair value of redeemable preferred stock warrant liabilities (Note 5)	904
Loss resulting from bridge note non-payment penalty (Note 5)	(14,252)

Loss before income tax	(14,150)
Income tax benefit	1

Net loss	$(14,149)

See Notes to Consolidated Financial Statements.

TESTQUEST, INC.

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ DEFICIT

(In thousands, except share amounts)

							Total
	Preferred Stock		Common Stock		Additional Paid-	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	In Capital	Deficit	Deficit
	(In thousands, except share amounts)
Balance, December 31, 2007	19,230,822	$19	5,488,998	$5	$46,849	$(56,729)	$(9,856)
Net loss	—	—	—	—	—	(14,149)	(14,149)
Stock-based compensation	—	—	—	—	12	—	12

Balance, September 30, 2008	19,230,822	$19	5,488,998	$5	$46,861	$(70,878)	$(23,993)

See Notes to Consolidated Financial Statements.

TESTQUEST, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

(In thousands)

Nine Months Ended September 30, 2008
Cash flows from operating activities:
Net loss	$(14,149)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	67
Stock-based compensation	12
Amortization of debt discount	342
Change in fair value of redeemable preferred stock warrant liabilities	(904)
Subordinated bridge note non-payment penalty	14,252
Changes in operating assets and liabilities:
Accounts receivable	167
Prepaid expenses and other current assets	166
Non-current assets	25
Accounts payable and accrued expenses	236
Deferred revenue	(147)

Net cash provided by operating activities	67

Cash flows from financing activities:
Principal payments on bank term loan	(467)
Proceeds from bank bridge loan	500
Principal payments on bank bridge loan	(103)
Proceeds from bank revolving line-of-credit	2,964
Principal payments on bank revolving line-of-credit	(2,802)
Principal payments on capital lease obligations	(77)

Net cash provided by financing activities	15

Cash at December 31, 2007	53

Cash at September 30, 2008	$135

See Notes to Consolidated Financial Statements.

TESTQUEST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Description of Business and Accounting Policies

Description of Business

TestQuest, Inc. (“TestQuest”), a Delaware corporation, and its subsidiary (collectively, “the Company”), a Minnesota corporation incorporated in August 1983, is the leader in automated, nonintrusive product testing tools for embedded systems and handheld devices. As the only company providing an automated alternative to the manual testing of embedded systems and handheld devices, the Company enables customers to reduce time-to-market and improve product quality. The Company also provides consulting, training, and support services to the users of its products.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. All intercompany balances and transactions have been eliminated.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Estimates are used for, but not limited to, recognizing revenue, assessing the adequacy of the allowance for doubtful accounts, the realization of deferred tax assets and contingencies. Estimates and assumptions are reviewed periodically, and the effects of revisions are reflected in the consolidated financial statements in the period they are determined to be necessary.

Cash

Cash consists of demand deposits at September 30, 2008.

Allowance for Doubtful Accounts

Accounts receivable is net of an estimated allowance for doubtful accounts of $7,000 as of September 30, 2008. The Company performs ongoing credit evaluations of its customers’ financial condition and generally does not require collateral. The Company estimates the collectability of its accounts receivable and records an allowance for doubtful accounts. When evaluating the allowance for doubtful accounts, the Company considers many factors, including analysis of accounts receivable and historical bad debts, customer concentrations, customer creditworthiness, current economic trends and changes in customer payment history. Because the allowance for doubtful accounts is an estimate, it may be necessary to adjust it if actual bad debt expense exceeds the estimated reserve.

Financial Instruments and Concentrations of Risk

The Company has the following financial instruments: cash, accounts receivable, accounts payable, accrued liabilities, bank debt and bridge notes payable. The carrying value of these instruments approximates fair value.

Preferred Stock Warrant Liability

In accordance with Statement of Financial Accounting Standards No. 157 “Fair Value Measurements,” the Company records its preferred stock warrant liabilities at fair value. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles and expands disclosures about fair value measurements. During the nine months ended September 30, 2008, the Company recorded $904,000 in other income in the Consolidated Statement of Operations representing the reduction in fair value of certain preferred stock warrant liabilities.

Revenue Recognition

The Company recognizes revenue from software licensing, system sales and professional services when the following four revenue recognition criteria are met: persuasive evidence of an arrangement exists; delivery has occurred or services have been rendered; the selling price is fixed or determinable; and collectability is reasonably assured. License agreements, statements of work and customer purchase orders are generally used to determine the existence of an arrangement. Shipping documents, time records and customer acceptance, as and when applicable, are generally used to verify delivery. The Company assesses whether the selling price is fixed or determinable based on the contract and/or customer purchase order and payment terms associated with the transaction and whether the sales price is subject to refund or adjustment. The Company assesses collectability based primarily on the creditworthiness of the customer as determined by credit checks and analysis, as well as the customer’s payment history. The Company recognizes support and maintenance revenue ratably over the contract term. Deferred revenue associated with these contracts was $720,000 as of September 30, 2008. Support and maintenance revenue was $1.2 million for the nine months ended September 30, 2008, which is classified in the Consolidated Statement of Operations as Software Revenue.

The Company enters into arrangements in which a customer purchases a combination of software licenses, systems, professional services and support and maintenance. As a result, significant contract interpretation is sometimes required to determine the appropriate accounting, including how the price should be allocated among the deliverable elements if there are multiple elements, whether undelivered elements are essential to the functionality of delivered elements, and when to recognize revenue. Support and maintenance includes rights to upgrades, when and if available, telephone support, updates, and enhancements. When vendor specific objective evidence (“VSOE”) of fair value exists for all elements in a multiple element arrangement, revenue is allocated to each element based on the relative fair value of each of the elements. VSOE of fair value is established by the price charged when the same element is sold separately. Accordingly, the judgments involved in assessing VSOE have an impact on the recognition of revenue in each period. Changes in the allocation of the sales price between deliverables might impact the timing of revenue recognition but would not change the total revenue recognized on the contract. When multiple elements are contained in a single arrangement, or in related arrangements with the same customer, the Company allocates revenue to each element based on its relative fair value, provided that such element meets the criteria for treatment as a separate unit of accounting. In the absence of fair value for a delivered element, the Company allocates revenue first to the fair value of the undelivered elements and allocates the residual revenue to the delivered elements. In the absence of fair value for an undelivered element, the arrangement is accounted for as a single unit of accounting, resulting in a delay of revenue recognition for the delivered elements until the undelivered elements are fulfilled. As a result, contract interpretations and assessments of fair value are sometimes required to determine the appropriate accounting.

Software Development Costs

Under the criteria set forth in Statement of Financial Accounting Standards (“SFAS”) No. 86, “Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed,” capitalization of software development costs begins upon the establishment of technological feasibility of the software product, which the Company has defined as the completion of beta testing of a working product. The establishment of technological feasibility and the ongoing assessment of the recoverability of these costs require considerable judgment by management with respect to certain external factors, including, but not limited to, anticipated future revenue, estimated economic life and changes in software and hardware technology. Amounts that could have been capitalized under this statement after consideration of the above factors were immaterial and, therefore, no software development costs have been capitalized by the Company to date.

Advertising Costs

All costs of advertising, including cooperative marketing arrangements, are expensed as incurred. Advertising expense was $26,000 for the nine months ended September 30, 2008.

Stock-Based Compensation

The Company records compensation expense associated with stock options and other forms of equity compensation in accordance with SFAS No. 123R, “Share-Based Payment,” (“SFAS 123R”) as interpreted by SEC Staff Accounting Bulletin No. 110. The Company records expense over the vesting period using the straight-line method. Compensation expense for awards under SFAS 123R includes an estimate for forfeitures.

Income Taxes

The Company computes income taxes using the asset and liability method, under which deferred income taxes are provided for on the temporary differences between the financial reporting basis and the tax basis of the Company’s assets and liabilities. Deferred tax assets and liabilities are measured using currently enacted tax rates that are expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. A valuation allowance is established when necessary to reduce deferred tax assets to the amounts expected to be realized.

In June 2006, the FASB issued Financial Interpretation No. (“FIN”) 48, “Accounting for Uncertainty in Income Taxes.” FIN 48 clarifies the application of SFAS No. 109, Accounting for Income Taxes, by providing detailed guidance for the financial statement recognition, measurement and disclosure of uncertain tax positions recognized in an enterprise’s financial statements. Tax positions must meet a more-likely-than-not recognition threshold at the effective date to be recognized upon the adoption of FIN 48 and in subsequent periods. The Company has elected to adopt the provisions of FASB Staff Position (“FSP”) FIN 48-3 which defers the effective date of FIN 48 to financial statements issued for fiscal years beginning after December 15, 2008. For the 2008 financial statements the Company has accounted for uncertain tax positions in accordance with SFAS No. 5, “Accounting for Contingencies,” whereby the effect of the uncertainty would be recorded if the outcome was considered probable and was reasonably estimable. The Company does not expect the implementation of FIN 48 will have a material impact to the Company’s consolidated financial statements.

Preferred Stock Warrants

Freestanding warrants exercisable into shares that are unconditionally redeemable are accounted for in accordance with FASB Staff Position (FSP) No. 150-5, “Issuer’s Accounting Under FASB Statement No. 150 for Freestanding Warrants and Other Similar Instruments on Shares That Are Redeemable (“FSP 150-5”), an interpretation of SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity.” Under FSP 150-5, freestanding warrants to purchase the Company’s redeemable preferred stock are recorded as a liability on the consolidated balance sheet and carried at fair value because the underlying preferred stock unconditionally obligates the Company to transfer assets at some point in the future. The warrants fair value is subject to remeasurement at each balance sheet date, and any change in fair value is recognized as a component of other income (expense), net in the consolidated Statement of Operations. To reflect a decrease in the fair value of warrants during the period ended September 30, 2008, the Company recorded other income of $904,000.

Foreign Currency

In preparing the Company’s consolidated financial statements, the Company is required to translate the financial statements of its foreign subsidiary from the currency it keeps its accounting records, generally the local currency, into U.S. dollars, the reporting currency. The functional currency of the Company’s United Kingdom subsidiary is the U.S. dollar. Transactions and balances denominated in U.S. dollars are presented at their original amounts. Transactions and balances in other currencies are remeasured into U.S. dollars in accordance with the principles set forth in SFAS No. 52, Foreign Currency Translation (“SFAS 52”). All exchange gains and losses which resulted from the remeasurement process prescribed by SFAS 52 were not material and are reflected in the Consolidated Statement of Operations for the nine months ended September 30, 2008.

Recently Issued Accounting Pronouncements

SFAS No. 160, “Noncontrolling Interest in Consolidated Financial Statements, an amendment of ARB Statement No. 51” (“SFAS 160”). SFAS 160 amends Accounting Research Bulletin (“ARB”) No. 51, “Consolidated Financial Statements,” to establish accounting and reporting standards for the non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary. SFAS 160 clarifies that a non-controlling interest in a subsidiary, which is sometimes referred to as minority interest, is an ownership interest in the consolidated entity that should be reported as a component of equity in the consolidated financial statements. Among other requirements, SFAS 160 requires consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the non-controlling interest. It also requires disclosure, on the face of the consolidated income statement, of the amounts of consolidated net income attributable to the parent and to the non-controlling interest. SFAS 160 is effective for the Company on January 1, 2009 and is not expected to have a material impact on the Company’s financial position or results of operations.

SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities—An Amendment of FASB Statement No. 133” (“SFAS 161”). SFAS 161 requires enhanced disclosures about an entity’s derivative and hedging activities in order to improve the transparency of financial reporting. SFAS 161 amends and expands the disclosure requirements of SFAS 133 to provide users of financial statements with an enhanced understanding of (i) how and why an entity uses derivative instruments, (ii) how derivative instruments and related hedged items are accounted for under SFAS 133 and its related interpretations, and (iii) how derivative instruments and related hedged items affect an entity’s financial position, results of operations, and cash flows. SFAS 161 requires (i) qualitative disclosures about objectives for using derivatives by primary underlying risk exposure, (ii) information about the volume of derivative activity, (iii) tabular disclosures about balance sheet location and gross fair value amounts of derivative instruments, and other comprehensive income location and amounts of gains and losses on derivative instruments by type of contract, and (iv) disclosures about credit-risk-related contingent features in derivative agreements. SFAS 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. SFAS 161 encourages, but does not require, comparative disclosures for earlier periods at initial adoption. The Company does not expect SFAS 161 to have a material impact on the Company’s results of operations or financial condition.

FSP FAS 142-3, “Determination of the Useful Life of Intangible Assets” (“FSP FAS 142-3”). FSP FAS 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FASB Statement No. 142, “Goodwill and Other Intangible Assets.” FSP FAS 142-3 is effective for the Company on January 1, 2009 and is not expected to have a material impact on the Company’s financial position or results of operations.

Emerging Issues Task Force No. 07-1, “Accounting for Collaborative Arrangements” (“EITF 07-1”). The Emerging Issues Task Force (“EITF”) defines a collaborative arrangement and concludes that revenues and costs incurred with third parties in connection with collaborative arrangements would be presented gross or net based on the criteria in EITF No. 99-19 and other accounting literature. Based on the nature of the arrangement, payments to or from collaborators would be evaluated and its terms, the nature of the entity’s business, and whether those payments are within the scope of other accounting literature would be presented. Companies are also required to disclose the nature and purpose of collaborative arrangements along with the accounting policies and the classification and amounts of significant financial statement balances related to the arrangements. Activities in the arrangement conducted in a separate legal entity should be accounted for under other accounting literature; however required disclosure under EITF 07-1 applies to the entire collaborative agreement. EITF 07-1 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years, and is to be applied retrospectively to all periods presented for all collaborative arrangements existing as of the effective date. The Company is currently evaluating the impact that EITF 07-1 will have on the Company’s results of operations and financial condition.

2. Subsequent Event

On November 18, 2008, the Company entered into an agreement to sell a significant portion of its assets in exchange for approximately $2.1 million in cash. The purchaser of the assets, BSQUARE Corporation (“BSQUARE”), also assumed certain liabilities, primarily accrued vacation and unpaid commissions and bonuses, totaling $184,000. BSQUARE purchased significantly all of the Company’s accounts receivable and intellectual property that existed as of the acquisition date and also hired the majority of the Company’s employees. BSQUARE also assumed certain ongoing obligations of the Company as of November 18, 2008, or soon thereafter, including the Company’s operating leases and obligations it had with regard to providers of third-party intellectual property. The effects of the sale, where applicable, are described elsewhere in these Notes to Consolidated Financial Statements.

3. Non-Current Assets

Other non-current assets include the net book value of the Company’s equipment, software and furniture along with lease and other deposits.

Major components of equipment, software and furniture consisted of the following as of September 30, 2008 (in thousands):

Office equipment	$45
Purchased software	13
Furniture and fixtures	4
Production equipment	2

64
Less: accumulated depreciation and amortization	(33)

$31

Other assets were $19,000 as of September 30, 2009.

Depreciation and amortization expense of the Company’s equipment, software, furniture and other assets was $67,000 for the nine months ended September 30, 2008.

4. Bank Debt

The Company is indebted to a Bank under multiple borrowing arrangements as of September 30, 2008. The components of bank debt are as follows as of September 30, 2008 (in thousands):

Term loan	$933
Revolving line-of-credit	527
Bridge loan	397

$1,857

Key terms of these obligations as of September 30, 2008, as provided for in the Amended and Restated Loan and Security Agreement (“the LSA”) dated October 2007 (as subsequently amended), were as follows:

Term Loan: The Term Loan carries an interest rate of 10.25% and is to be repaid in 30 monthly installments such that the entire balance is to be repaid by August 28, 2009. The original Term Loan amount was $2.0 million which was funded in September 2006.

Revolving Line-of-Credit (“the LOC”): The LOC is used to finance eligible accounts receivable at an advance rate of 80-90%. The original advance rate of 80% was increased to 90% on June 28, 2008. Total advances by under the LOC may not exceed $700,000. The LOC carries an interest rate of Bank prime plus 2.5%. The LOC also provides for a collateral handling fee of .5% per month of the financed accounts receivable balance. The LOC facility expires on August 28, 2009.

Bridge Loan: The Bank provided a Bridge Loan to the Company in the amount of $500,000 in January 2008. The Bridge Loan carries an interest rate of Bank prime plus 2.5%. The Bridge Loan also contains a bridge loan fee provision under which the Company was charged $50,000 simultaneous with the original funding and is charged an additional $5,000 per month for every month the Bridge Loan is outstanding beyond March 28, 2008. The Bridge Loan principal, and accrued interest, are due in full via one balloon payment. The original due date of the Bridge Loan was March 28, 2008, which was extended on two occasions such that the Bridge Loan was to be fully repaid by August 28, 2008. Beginning in June 2008, the advance rate under the LOC was increased to 90%, provided that 10% of the 90% of the collected financed accounts receivable balances was utilized to pay down the Bridge Loan principal balance.

The LSA provides that the bank debt obligations are secured by all the assets of the Company and also provides for various affirmative and negative loan covenants, one of which commits the Company to achieve certain minimum revenue targets.

As of September 30, 2008, the Company was in default under the terms of the LSA. On October 14, 2008, the Bank notified the Company that it was in default and also notified the Company, and its principal creditors, that it would dispose of the Company’s assets sometime on, or after, October 28, 2008. On October 29, 2008, the Bank agreed to a request for extension of the collateral disposition. Subsequent to this extension, and in conjunction with the purchase of the Company’s assets by BSQUARE, the Bank agreed to release its liens and claims on the Company’s assets and agreed that amounts it received directly from BSQUARE, as provided for in the asset purchase agreement, would constitute full payment of all amounts due from the Company to the Bank.

In connection with the original Loan and Security Agreement between the Bank and the Company dated August 28, 2006, the Company issued the Bank a warrant to purchase 201,860 shares of the Company’s Common Stock at a purchase price of $.4954 per share. The warrant was immediately exercisable and had a term of 10 years. The fair value of the warrant was $7,000.

5. Subordinated Bridge Notes Payable

The components of the subordinated bridge notes payable (the Bridge Notes) are as follows as of September 30, 2008 (in thousands):

Subordinated bridge notes principal	$6,045
Non-payment penalty and associated accrued interest	14,252
Debt discount for bridge warrants	(14)

$20,283

In February 2007, the Company entered into a Bridge Loan Agreement with certain existing investors under which the Company would obtain bridge financing while it sought to raise additional equity financing. During the period from February 2007 through November 2007, the Company raised $6.0 million in total bridge financing proceeds in nine different funding tranches. The bridge financing participants received both Bridge Notes and Bridge Warrants. Key terms of the Bridge Notes and Bridge Warrants are as follows:

Bridge Notes: The Bridge Notes carry an interest rate of 6%. The Bridge Note principal and accrued interest are due and payable in full, through one balloon payment, on the earlier of one year from issuance (the Maturity Date) or a Change of Control (as defined in the Bridge Notes). The Bridge Note principal, and accrued interest, are mandatorily convertible into stock of the Company that is issued in a Qualified Financing (as defined in the Bridge Notes) completed on or before the Maturity Date. In the event the Maturity Date or a Change of Control occurs prior to a Qualified Financing, the Company owes the Bridge Note holders the Bridge Note principal and accrued interest plus a non-payment penalty equal to 200% in the case of the February 2007 Bridge Notes and 300% in the case of all subsequent Bridge Notes. The Bridge Notes are secured by all assets of the Company with said security interest subordinate to that of the Bank.

Bridge Warrants: The bridge financing participants received 20% warrant coverage on the Bridge Note principal amount, for which the participants paid the Company $6,000. The Bridge Warrants are exercisable commencing with the earlier of: a) the date of a Qualified Financing; b) the Maturity Date; or c) a Change of Control; and terminate seven years from issuance unless earlier terminated. The Bridge Warrant exercise price is $.4945 per share unless the Company completes a Qualified Financing prior to the Maturity Date in which case the exercise price shall be the price per share of the Qualified Financing. Company shares issuable upon a Bridge Warrant exercise shall be the Company’s Series 2 preferred stock unless the Company completes a Qualified Financing prior to the Maturity Date in which case the share class shall be the share class sold in the Qualified Financing.

Prior to and as of September 30, 2008, the Company did not complete a Qualified Financing. Further, the Company’s sales of its assets to BSQUARE in November 2008 constituted a Change of Control. As a result:

•

The Bridge Notes with a Maturity Date prior to September 30, 2008, became due and payable. As of September 30, 2008, the amount of Bridge Note principal and accrued interest which was due and payable but which the Company had not repaid was $5.8 million. Further, all other Bridge Notes with a Maturity Date after September 30, 2008 subsequently became due and payable in full and were not repaid by the Company by the respective Maturity Dates;

•

The Bridge Note holders became entitled to the non-payment penalty. As a result, a loss of $14.0 million resulting from the incurrence of the Bridge Note non-payment penalty was recorded as other loss for the nine months ended September 30, 2008, for those Bridge Notes with Maturity Dates prior to September 30, 2008. Additionally, because the non-payment penalty became part of the interest-earning portion of the Bridge Notes, an additional $292,000 was recognized as interest expense and included in other loss in the Statement of Operations for the nine months ended September 30, 2008. Bridge Note holders also became entitled to receive $2.2 million in additional non-repayment penalties for those Bridge Notes with Maturity Dates subsequent to September 30, 2008; and

•

The Bridge Warrant exercise price was fixed at $.4945 and the share class issuable upon the exercise of the Bridge Warrants became the Company’s Series 2 Preferred Stock class which has a mandatory redemption feature. As of September 30, 2008, there were 2.4 million Series 2 Preferred Stock warrants outstanding, the majority of which were exercisable. All Series 2 Preferred Stock warrants not exercisable as of September 30, 2008, became exercisable subsequently.

Using the Black-Scholes valuation method, the Bridge Warrants were determined to have a collective fair value of $859,000 as of their issuance dates. In accordance with Issue 1 of EITF Issue No. 00-27, “Application of Issue No. 98-5 to Certain Convertible Instruments,” the Bridge Warrants were recorded as a redeemable preferred stock warrant liability at issuance, with a corresponding debt discount recognized on the value of the Bridge Notes. This discount is amortized to interest expense over the life of the Bridge Notes. Under FSP 150-5, the Company is required to mark-to-market the fair value of the Bridge Warrants.

The Company adopted SFAS 157 which clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based upon assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, SFAS 157 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level 1: Observable inputs (unadjusted) in active markets for identical assets and liabilities;

Level 2: Inputs other than quoted prices included within Level 1 that are either directly or indirectly observable for the asset or liability, including quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in inactive markets and inputs other than quoted prices that are observable for the asset or liability;

Level 3: Unobservable inputs for the asset or liability, including situations where there is little, if any, market activity or data for the asset or liability.

The BSQUARE asset sale, as well as another failed transaction in August 2008 for which the Company could have received consideration for its intellectual property of up to $3.0 million, have resulted in a conclusion that the fair value of the Bridge Warrants, and Series 2 Warrants, was zero as of September 30, 2008. Consequently, the redeemable preferred stock warrant liability of $904,000, which included both the liability associated with the warrants on the Bridge Notes, and $45,000 of liability associated with a prior financing, was reduced to zero as of September 30, 2008, and other income of $904,000 was recognized for the nine months ended September 30, 2008. The Company has assessed its preferred stock warrant liability, which is measured and recorded at fair value on a recurring basis within the above hierarchy, and that assessment is as follows as of September 30, 2008 (in thousands):

	Fair Value Measurement Using Significant Unobservable Inputs (Level 3):
	Redeemable Preferred Stock Warrant Liability (Bridge Warrants)	Redeemable Preferred Stock Warrant Liability (Other Warrants)	Total
Balance at December 31, 2007	$859	$45	$904
Gains included in earnings	(859)	(45)	(904)

Balance at September 30, 2008	$—	$—	$—

As of September 30, 2008, the Company was in default under the terms of a majority of the Bridge Notes due to non-payment. In conjunction with the purchase of the Company’s assets by BSQUARE, the Bridge Note holders agreed to release their liens and claims on the Company’s assets.

6. Capital Lease Obligations

Future contractual minimum payments due under capital lease obligations for the twelve months ended September 30 are as follows (in thousands):

2009	$84
2010	54
2011	38

Total minimum payments required	$176
Less amounts representing interest (7.7% to 15%)	(14)

Present value of net minimum payments	162

The Company was in default on all of its capital lease obligations as of September 30, 2008, due to non-payment. Consequently, all amounts due have been classified as current.

7. Commitments and Contingencies

The Company’s principal commitments consist of its obligations under its bank debt and bridge note arrangements, its capital leases, its facility operating leases and obligations with regard to providers of third-party intellectual property. The obligations with regard to bank debt, bridge notes and capital leases are described elsewhere in the Notes to Consolidated Financial Statements.

The Company has lease commitments for office space in Chanhassen, Minnesota and Beijing, China which expire through January 2009.

Future contractual minimum payments with regard to facility operating leases and obligations with regard to providers of third-party intellectual property for the twelve months ended September 30 are as follows (in thousands):

2009	$124
2010	10

Total commitments	$134

Rent expense, including contingent rentals, was $94,000 for the nine months ended September 30, 2008.

8. Stockholders’ deficit

Preferred Stock

In 2006, the Company issued 15,139,283 shares of Series 2 Preferred Stock to existing and new investors at a price of $.4945 per share for total proceeds of $7.5 million, inclusive of cash issuance costs. In connection with a bridge financing which preceded the issuance of the Series 2 Preferred Stock, the Company issued the Series 2 Preferred Stock holders warrants to purchase 274,066 shares of Series 2 Preferred Stock at a price of $0.4954 per share. The warrants were valued at $45,000 and expire in September 2015. The Company’s Board of Directors also authorized a recapitalization of the Company’s stock classes immediately prior to the Series 2 Preferred Stock financing such that a number of then existing Preferred Stock classes and underlying shares were converted into Common Stock. As of September 30, 2008, the Company’s Preferred Stock was as follows:

	Series 2 Convertible	Series 1-A Convertible	Series 1-B Convertible
Year of issuance	2006	2006	2006
Shares outstanding	15,139,283	2,944,658	1,146,881
Authorized shares in class	25,843,317	2,944,658	1,212,025
Par value	$0.001	$0.001	$0.001
Issuance price per share	$0.4954	$1.254	$4.08
Cash issuance costs	$52,525	$93,689	$0
Redemption price per share	$0.4954	$1.254	$4.08
Liquidation preference	Primary	Pro rata after Series 2	Pro rata after Series 2 and 1-A

All Preferred Stock converts to Common Stock at a 1:1 ratio and is senior to Common Stock with regard to liquidation preference. The Preferred Stock entitles the holders to:

•	A liquidation preference as noted above;

•	Voting and dividend rights similar to Common Stock holders;

•

The right to elect two members of the Board of Directors (Series 2 holders); the right to elect one member of the Board of Directors (Series 1 holders and Common Stock holders); and the right to elect (with Common Stock holders) the remaining members of the Board of Directors;

•

Special voting rights with regard to authorization or issuance of additional preferred shares or shares of stock having priority over existing preferred shares; declaration of dividends or any distribution of shares of capital stock, junior or preferred shares; amendment of rights or preferences of preferred shares; and any disposition of substantially all of the Company’s assets or the consolidation or merger of the Company with any other entity; and

•	A right of first refusal with respect to an equity financing of the Company.

The Preferred Stock will automatically convert to Common Stock if the Company were to sell common shares in a public offering subject to certain minimum requirements. Each Preferred Stock share may also be converted to Common Stock shares at the option of the holder. The Series 2 Preferred Stock holders can require the Company to redeem their outstanding shares on September 30, 2010, assuming 66% of the then Series 2 Preferred Stock holders vote to approve such a redemption request.

Stock Warrants

The following summarizes all warrants outstanding to purchase shares of the Company’s various share classes as of September 30, 2008:

	Shares	Exercise Price	Expiration Date	Share Class
Warrants issued in 2001 in connection working capital loan. Valued at $256,000	62,500	$7.20	August 2010	Common
Warrants issued in connection with Preferred Series 2 bridge financing (Note 9). Valued at $45,000	274,066	$0.4954	September 2015	Series 2
Warrants issued in connection with bank debt (Note 5). Valued at $7,000	201,860	$0.4954	August 2016	Common
Warrants issued in connection with Bridge Notes (Note 6). Valued at $859,000	2,440,452	$0.4954	February 2014 thru November 2014	Series 2

Stock Options

In May 1998, the Company adopted the TestQuest, Inc. 1998 Long Term Incentive and Stock Option Plan (“the Plan”). Under the Plan, the Board of Directors may grant non-qualified stock options at a price determined by the Board. These options have a term of up to 15 years and vest over a schedule determined by the Board of Directors. Incentive stock options granted by the Board of Directors under the Plan may only be granted to employees of the Company, have a term of up to 10 years, and shall be granted at a price equal to the fair market value of the Company’s stock. The Board of Directors is responsible for establishing fair market value. Generally, stock option grants have a four year vest, with 25% cliff-vesting one year from the date of grant and monthly vesting thereafter. The last stock option grants under the Plan occurred in March 2007.

The Plan also provides that the Board of Directors may grant stock appreciation rights, restricted stock and stock performance awards. No grants other than stock options have been made under the Plan by the Board of Directors.

The shares of stock subject to options or other awards are shares of the Company’s common stock. 6,720,614 shares of Common Stock are reserved for the Plan. Through December 31, 2007, 6,785 stock options had been exercised under the Plan. In the event of a Change of Control (as defined by the Plan), where the agreement governing the Change of Control does not provide for the assumption of the options granted under the Plan, or substitution of such options on substantially the same terms, all outstanding stock shall vest in full immediately prior to the Change in Control and terminate as of the Change in Control. The Plan terminated on May 11, 2008. As a result of the termination, no further grants may be made under the Plan but the termination does not affect the rights of those holding grants prior to the termination date.

The following table summarizes stock option activity under the Plan for the nine months ended September 30, 2008:

Stock Options	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (in years)
Outstanding at December 31, 2007	1,224,223	0.31	6.8
Forfeited	(397,473)	0.36
Expired	(72,500)	0.36

Outstanding at September 30, 2008	754,250	$0.28	5.2

Vested and expected to vest at September 30, 2008	711,197	$.30

Exercisable at September 30, 2008	709,458	$.30

The acquisition of the Company’s assets by BSQUARE represented a Change of Control under the Plan. Consequently, all unvested stock options vested in-full immediately prior to November 18, 2008 and all stock options terminated as of November 18, 2008. No stock option exercises occurred immediately prior to November 18, 2008. No stock options were considered in-the-money as of September 30, 2008.

Compensation expense associated with stock options was $12,000 for the nine months ended September 30, 2008. Stock compensation expense still to be recognized as of September 30, 2008 was $24,000.

Stock Reserved for Future Issuance

The Company had the following shares of stock reserved for future issuance as of September 30, 2008:

	Shares	Share Class
Stock options outstanding	754,250	Common
Stock options available for future grant	5,959,579	Common
Warrants outstanding	264,360	Common
Warrants outstanding	2,714,518	Series 2

Total shares reserved for future issuance	9,692,707

The Company’s Articles of Incorporation, as last amended on March 16, 2007, authorize 50,000,000 shares of Common Stock authorized at $.001 par value and 30,000,000 shares of Preferred Stock at $.001 par value. The 30,000,000 shares of authorized Preferred Stock has been subdivided into the Preferred Series classes as noted above.

9. Income Taxes

Deferred income taxes are provided for temporary differences between the financial reporting basis of the Company’s assets and liabilities. The components of net deferred tax assets consist of the following as of September 30, 2008 (in thousands):

Current portion of deferred income taxes:

Accrued expenses	$115
Deferred revenue and income	174
Other	14
Valuation allowance	(303)

Total	$—

Long-term portion of deferred income taxes:
Net operating loss carryforwards	$16,299
Property and equipment depreciation	17
Valuation allowance	(16,316)

Total	$—

The Company has provided a full valuation allowance on its deferred tax assets because of the uncertainty regarding their realizability, particularly in light of the acquisition of the Company’s assets which occurred in November 2008. The valuation allowance increased $171,000 for the nine months ended September 30, 2008. As of September 30, 2008, the Company had approximately $46.6 million of net operating loss carryforwards for tax reporting purposes which expire from 2008 to 2028. Utilization of these net operating losses may be subject to an annual limitation due to provisions of the Internal Revenue Code of 1986, as amended. Events which cause limitations in the amount of net operating losses and tax credits that the Company may utilize in any one year include, but are not limited to, a cumulative ownership change of more than 50%, as defined, over a three-year period.

10. Employee Benefit Plan

Profit Sharing and Deferred Compensation Plan

The Company maintains a defined contribution plan covering substantially all the Company’s full-time employees that is intended to qualify under Section 401(k) of the Internal Revenue Code. Participation in the plan is voluntary, and all company-matching contributions are discretionary and determined monthly. The Company made no contributions to the plan for the nine month ended September 30, 2008.

11. Supplemental Disclosure of Cash Flow Information

The following are supplemental disclosures of cash flow information for the nine months ended September 30, 2008 (in thousands):

Cash paid for interest	$170
Amortization of debt discount	$342
New equipment purchased under capital lease	$22
Cash paid for income taxes	$—

All other significant non-cash financing activities are described elsewhere in the financial statements or the notes thereto.

12. Significant Risk Concentrations

The Company sells its automated testing systems and related services to a number of companies, principally in the mobile and wireless, interactive television and computer industries. The Company performs ongoing credit evaluations of its customers. There were no customers that accounted for more than 10% of total revenue for the nine months ended September 30, 2008.

As of September 30, 2008, four customers had accounts receivable balances ranging from 10% to 13% of total accounts receivable. Of these accounts, all were collected or sold to BSQUARE subsequent to September 30, 2008.

13. Geographic and Segment Information

The Company follows the requirements of SFAS No. 131, “Disclosures About Segments of an Enterprise and Related Information.” The Company has one operating segment, automated testing systems and related services delivered to device makers.

All of the Company’s long-lived assets are located within the United States. The following table summarizes information about the Company’s revenue by geographic areas (in thousands):

Nine Months Ended September 30, 2008
Total revenue:
North America	$3,020
EMEA	468
Asia Pacific	473
India	257

Total revenue (1)	$4,218

(1)	Revenue is attributed to countries based on location of customer invoiced.